Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Particle Drilling Technologies, Inc. of our reports dated December 13, 2007 relating to the consolidated financial statements of Particle Drilling Technologies, Inc. as of and for the year ended September 30, 2007 and the period from June 9, 2003 (date of inception) to September 30, 2007, and the effectiveness of internal control over financial reporting of Particle Drilling Technologies, Inc. as of September 30, 2007, which appear in Form 10-K for the year ended September 30, 2007.

/s/  UHY LLP

Houston, Texas

February 6, 2008